EXHIBIT 10.46

PURCHASE AGREEMENT

THIS AGREEMENT is made this 11th day of February, 2015
AMONG:
Firma Holdings Corp., a corporation incorporated under the laws of Nevada (“Firma”)

- and -

Springbok Inc. a corporation incorporated under the laws of Nevada (“Springbok”)

WHEREAS:

A.
Firma holds rights, interest and options, as is, in and to all of the real property or mineral interests located in the County of Idaho and State of Idaho as set forth in  Schedule “A” attached hereto (the “Property”).

B.
Firma has agreed to sell fee simple title to the property described in Schedule “A", and Springbok has agreed to purchase fee simple title to the property described in Schedule “A", as well as any and all of Firma’s mineral interests, and rights in the Property.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                           Definitions.  In this Agreement,

 “Applicable Law” has the meaning ascribed thereto in Section 1.6;

“Business Day” means any day of the week other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by law to close or are generally closed;

“Closing Date” means February, 2, 2015, or such other Business Day as the Parties agree in writing as the date that the Closing will take place;

“Closing Time” means 11:00 am (Mountain Standard Time) on the Closing Date, or such other time on the Closing Date as the Parties agree in writing that the Closing will take place;

“Disputing Party” has the meaning ascribed thereto in Section 8.2(a);

“Disputing Notice” has the meaning ascribed thereto in Section 8.2(a);

“Included Assets” means:,

(a)	The Property as described in Schedule “A”,

(b)	All mining claims associated with the Property described in Schedule “A”.

 “including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Parties” means Firma and Springbok (collectively, the “Parties” and each a “Party”), and “Party” means any of them;

“Purchasers” means, collectively, Springbok and/or Nominee or any of its subsidiaries or any surviving entity into which the Property is transferred;

“Responding Party” has the meaning ascribed thereto in Section 8.2(b);

“Rules” has the meaning ascribed thereto in Section 8.1; and

“Sellers” means, collectively Firma or any of its subsidiaries.

1.2                          Statutes

Unless specified otherwise, reference in this Agreement to a statute or statutory provision refers to that statute or statutory provision as it may be amended, or to any restated or successor statute or statutory provision of comparable effect.  A reference to a statue includes any statutory instruments, rules and regulations made under such statute

1.3                          Headings and References

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.  All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.  References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.

1.4                          Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5                          Schedules

The following Schedules form part of this Agreement:

Schedule “A” Schedule “B”	The Property Known Property Related Project Debt

1.6                          Applicable Law

This Agreement will be governed by and construed under the laws of the state of Nevada of the United States of America without regard to conflicts of laws principles (herein, “Applicable Law”).

1.7                          Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to United States dollars.

1.8                          Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action will be valid if taken on or by the next Business Day.

1.9                          Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Mountain Standard Time) on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period will terminate at 6:00 p.m. (Mountain Standard Time) on the next Business Day.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS
2.1                          Purchase and Sale of the Property

(a)	On and subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell and the Purchasers agree to purchase the Property for the consideration set forth in Section 2.2.

(b)
The Parties acknowledge and agree that all structures and other assets located on the Property, other than the Included Assets, shall remain the property of Firma.  Within 9 months of the date of the Agreement, Firma shall have the option to remove all assets from the Property, except the Included Assets, in such manner as to avoid any damage to the property or any disruption of the operations to be conducted by Springbok on the Property.

2.2                          Consideration

Total consideration for the Purchased Assets shall be

(a)	450,000 payable and $130,000 to reimburse and/or satisfy items listed in Schedule “B” to the Purchasers as follows:

(i)	$5,000 to Firma concurrent with the signing of this Agreement;

(ii)	$5,000 to Firma within twenty (20) days of signing of this Agreement;

(iii)	$20,000 to Firma within seventy-five (75) days of signing of this Agreement;

(iv)	$20,000 to Firma within one-hunderd-five (105) days of signing of this Agreement;

(v)
Springbok, working with Firma, will have 30 days from closing to pay $130,000.00 to Firma to satisfy, eliminate, and/or reimburse Firma, regarding the debts or items listed in Schedule “B.” Springbok may, through negotiations with creditors listed, reduce the amount of money paid to Firma, by the correlating listed amount, by providing a full and irrevocable release for that correlated item(s) listed in Schedule “B.” The release must be deemed satisfactory to Firma.

(vi)
$400,000 to Firma within six (6) months of signing. This debt may be converted by Springbok, upon gaining control of any public corporation/vehicle/shell/entity into which the Property is transferred, into convertible preferred shares of the newly controlled public corporation. The convertible preferred shares issued to Firma, shall then be convertible, at the option of Firma, to ten percent (10%) of the outstanding common shares of the public corporation at the time of the conversion. Within six (6) months of signing this Agreement, Springbok will have the option to buy back the preferred shares for a payment of $400,000 to Firma.

2.3                          Failure to Make Payments of the Purchase Price When Due

In the event that Springbok fails to make a payment pursuant to Sections Firma shall be entitled to terminate this Agreement pursuant to Section 7.2(b), in which case Firma shall afforded a contractual judgement for the outstanding balance with statutory interest and said judgement shall be placed on the title to the Property pursuant to Section 7.3(b).

ARTICLE 3REPRESENTATIONS AND WARRANTIES

3.1                          Representations and Warranties of Firma

Firma represents, warrants, covenants and agrees with and to the Purchasers that:

(a)	Firma is duly incorporated and organized and validly existing under the laws set forth apposite such Party’s name on the face page of this Agreement;

(b)
this Agreement has been duly authorized, executed and delivered by Firma and constitutes a valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and subject to general principles of equity;

(c)
neither the execution nor delivery nor performance of this Agreement by Firma will, or with the lapse of time and/or the giving of any notice would, result in any breach, default or violation by such Party of any law or any other liability or obligation of such Party; and

(d)	no person has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Property or an interest therein.

Representations and Warranties of Springbok

Springbok represents, warrants, covenants and agrees with and to the Sellers that:

(e)	Springbok is duly incorporated and organized and validly existing under the laws set forth apposite such Party’s name on the face page of this Agreement;

(f)
this Agreement has been duly authorized, executed and delivered by Springbok and constitutes a valid and legally binding obligation,  enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally and subject to general principles of equity; and

(g)
neither the execution nor delivery nor performance of this agreement by Springbok will, or with the lapse of time and/or the giving of any notice would, result in any breach, default or violation by such Party of any law or any other liability or obligation of such Party.

3.2                          Survival of Representations, Warranties and Covenants

(a)	All representations and warranties made by the Parties in this Agreement shall survive the Closing as follows:

(i)	the representations and warranties set forth in Section 3.1 of this Agreement shall survive the Closing for a period of 3 years from the Closing Date.

(b)
After expiry of the periods set forth above, the Parties will not have any further liability hereunder with respect to such representation and warranties except with respect to claims properly made within such period.

3.3                          Joint and Several

For greater certainty all of the representations, warranties, covenants and agreements of the Sellers in Section 3.1, and Purchasers in Section 3.2, are joint and several and any claim under this Agreement can be enforced against Firma in the sole discretion of the Purchasers and can be enforced against Purchasers in the sole discretion of the Sellers.

ARTICLE 4
COVENANTS

4.1                          Closing Documents

(a)	The Sellers shall deliver the closing documents set forth in section 5.3 to the Purchasers on the Closing Date.

(b)	The Purchasers shall deliver the closing documents set forth in section 5.4 to the Sellers on the Closing Date.

4.2                          Post-Closing Covenants

(a)	If the Property reverts to Firma under Section 7.3(b):

(i)	the Purchasers shall forthwith deliver all Property data in their possession to Firma;

(ii)
the Purchasers shall do such acts and will execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as Firma may reasonably request be done and or executed, in order to transfer the Property to Firma; and

(iii)
from the time that the Property reverts to Firma, Firma shall pay any and all fees and taxes (payable after the date upon which the Property reverts to Firma) required to keep the Property in good standing.

ARTICLE 5
CLOSING

5.1                          Closing

Completion of the transaction contemplated in Article 2 shall take place at the Closing Time on the Closing Date, at the offices of Firma, 181 Arroyo Grande Blvd., Ste. 140B, Henderson, NV 89074, in conjunction with Inland Title Company located at 524 W Main Street, Grangeville, Idaho 83530 who will handle all the escrow and title transfer documents.

5.2                          Conditions Precedent to Closing

The parties acknowledge and agree that the closing of the transfer of the Property is conditional upon the following:

(a)	the Parties shall have delivered their respective closing documents as required by section 4.1.

5.3                          Sellers’ Closing Documents

At the Closing, the Sellers shall deliver the following to the Purchasers:

(a)	a certificate of status or equivalent for Firma; and

(b)	a Warranty Deed transferring title to the Property listed in Schedule A

(c)	a receipt of Firma for the payment made pursuant to Section 2.2(a)(i).

5.4                          Purchasers’ Closing Documents

At the Closing, the Purchasers shall deliver the following to the Purchasers:

(a)	a certificate of status or equivalent for Springbok; and

(b)	receipts of Springbok for the Purchased Assets.

5.5                      Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

ARTICLE 6
CONFIDENTIAL INFORMATION AND DATA

6.1                          Confidentiality

Except as specifically otherwise provided for herein, the Parties will keep confidential all data and information respecting the Property and will refrain from publicly disclosing it unless disclosure is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, and only after notice to the non-disclosing Party as set forth in section 6.2; provided, however, that if in the opinion of counsel, a Party is subject to a legal requirement to immediately disclose, that Party shall have the final determination as to the timing and content of such disclosure.

The provisions of this section do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

6.2                          Public Disclosure

(a)
Notwithstanding section 6.1, either Party may make a public statement in a press release concerning the engagement of this Agreement if the other Party has given express permission approving the form and content of such press release.  The Parties agree that the disclosing Party shall give the non-disclosing Party a reasonable amount of time to review any press release before permission is granted.

(b)
Where a request is made for permission under subsection 6.1 to disclose confidential information, a reply thereto will be made no later than two business days after receipt of such request, failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

6.3                          Data

From the date hereof, Springbok shall gather data, maintain separate and distinct records of such data until all payments in Section 2 have been made.

ARTICLE 7
TERM AND TERMINATION

7.1                          Term

This Agreement shall continue in full force and effect until terminated by the Parties pursuant to Section 7.2.

7.2                          Termination

This Agreement may be terminated by:

(a)	by mutual written agreement of the Parties; or

(b)
on 5 Business Days’ notice by Firma, if Springbok fails to make a payment pursuant to Section 2 above, Springbok shall have an additional 15 days to rectify the situation and bring the payment status current.

7.3                          Effect of Termination

If the Agreement is terminated:

(a)
pursuant to Section 7.2(a), the Parties shall cease to have any further obligations to one another under the terms of this Agreement, unless otherwise determined by mutual written agreement of the Party at the time of termination; and

(b)
pursuant to Section 7.2(b), the Property shall automatically be encumbered by a lien for ten (10) times the balance owing with statutory interest accruing from the date of default to the benefit of Firma on the date set out in the notice of termination.

ARTICLE 8
DISPUTE RESOLUTION

8.1                          Arbitration

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by arbitration conducted in accordance with the provisions of the commercial arbitration rules (the “Rules”) of the American Arbitration Association.

8.2                          Arbitration Procedure

The procedure for arbitration pursuant to Section 8.1 shall be as follows:

(a)	The Party or Parties sharing one side of the dispute (the “Disputing Party”) shall deliver a notice (a “Dispute Notice”) setting forth the nature of the dispute to the other Parties.

(b)
The party or parties sharing the other side of the dispute (the “Responding Party”) shall, within 14 days of receipt of the Dispute Notice, contact the Disputing Party to attempt to settle the dispute.

(c)
If, within 30 days, the Parties have not reached an agreement as to the dispute, the Disputing Party shall submit a demand for arbitration to the American Arbitration Association in accordance with the Rules.

(d)	The arbitration shall be conducted with three arbitrators to be named as follows:

(i)	Disputing Party shall name an arbitrator;

(ii)	the Responding Party shall name an arbitrator; and

(iii)	the two arbitrators so named shall, within 15 days of the naming of the latter of them, select a third arbitrator.

(e)
The decision of the majority of these arbitrators shall be made within 30 days after the selection of the latter of them.  The expense of the arbitration shall be borne equally by the Parties.  If the Parties on either side of the dispute fail to name their arbitrator within the time limited or proceed with the arbitration, the arbitrator named may decide the question.  The decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all parties.  The place of arbitration shall be Chicago, Illinois.

ARTICLE 9
GENERAL

9.1                          Costs

Except as otherwise provided herein, each of the Parties shall pay their own costs incurred in connection with the negotiation, preparation, closing and implementation of this Agreement and the transactions contemplated herein, including, without limitation, ISR.

9.2                           Notice

Any notice, report, payment or other correspondence required or permitted in accordance with this Agreement will be in writing and sent by courier or facsimile and addressed as follows:

(a)	If to Firma, to:

181 Arroyo Grande Blvd., Ste. 140B
Henderson, NV 89074
Fax:
E-mail:  rich@firmaholdings.com
Attention:  Francis R. Biscan Jr.

(b)	If to Springbok, to:

3317 S Higley Rd Suite 114-443 Gilbert AZ 85297

Fax:
E-mail:   tclaridge@springbokdevelopment.com
Attention: Thomas Claridge

or to such other address as any of the parties may designate by notice given to the others.

9.3                          Time of the Essence

Time is of the essence in the performance of each obligation under this Agreement.

9.4                          No Partnership

Nothing in this Agreement will constitute the Parties a partner of the other.

9.5                          Further Assurances

Each Party shall do such acts and will execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

9.6                          Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

9.7                          Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties.  There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

9.8                          Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

9.9                          Successors and Assigns

This Agreement shall endure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

9.10                        Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement will be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right.  No single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

9.11                        Counterparts

This Agreement may be executed in any number of counterparts.  Each executed counterpart will be deemed to be an original.  All executed counterparts taken together will constitute one agreement.

9.12                        Electronic Execution

To evidence the fact that a Party has executed this Agreement, such Party may send a copy of its executed counterpart to the other Party by Electronic Transmission and if sent by email, in Portable Document File (PDF) format.  That Party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission.  In such event, such sending Party will forthwith deliver to the other Party the originally executed counterpart of this Agreement to the other Party.

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9.13                       Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

9.14                       Indemnification

Each Party hereby indemnifies and holds harmless the other Party from and against any and all claims, liabilities, damages and costs arising from any breach by such Party of any representation, warranty or agreement made by such Party hereunder.

TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement as of the date first written above.

FIRMA HOLDINGS CORP.
Per:	/s/ Francis R. Biscan Jr.
Name:	Francis R. Biscan Jr.
Title:	President and CEO

SPRINGBOK INC.
Per:	/s/ Thomas Claridge
Name:	THOMAS CLARIDGE
Title:	President

Schedule “A”

Parcel 1: Fee Interest
The Black Diamond No. 2 Load Claim in the Diamond Group, Mineral Survey No. 2874, in the Dixie Mining District of Idaho County, Idaho in unsurveyed Sections 2, 3, 10 and 11, Township 25 North, Range 8 East of the Boise Meridian,

Parcel 2: Fee Interest
The Diamond Load Claim in the Diamond Group, Mineral Survey No. 2874, in the Dixie Mining District of Idaho County, Idaho in unsurveyed Sections 2, 3, 10 and 11, Township 25 North, Range 8 East of the Boise Meridian,

Parcel 3: Fee Interest
A tract of land located in the Black Diamond Load Claim in the Diamond Group, Mineral Survey No. 2874, in the Dixie Mining District of Idaho County, Idaho in unsurveyed Sections 2, 3, 10 and 11, Township 25 North, Range 8 East of the Boise Meridian, more particularly described as follows:
BEGINNING at Corner No. 2 of said Black Diamond claim;
Thence South 42° 23' 53" West, 275.94 feet along the southeasterly boundary of said Black Diamond claim to Corner No. 3 of said Black Diamond claim; Thence North 63° 26' 06" West, 300.00 feet along the southwesterly boundary of said Black Diamond claim to a point on the centerline of the Comstock road; Thence North 11° 14' 27" West, 396.23 feet along said road centerline to the point of intersection with the northeasterly boundary of said Black Diamond claim;
Thence leaving said road centerline, South 59° 01' 58" East, 620.00 feet, along said northeasterly boundary to the POINT OF BEGINNING.

Together with an equitable interest in easements for ingress, egress and utilities as described in Warranty Deed recorded October 27, 2000 as Instrument Number 0414114, and together with all improvements, easements, mineral rights, privileges and benefits appurtenant thereto,

ONTARIO Lode Mining Claim, Mineral Survey 2598 in the Dixie District in unsurveyed Section 33, Township 26 North, Range 8 East, Boise Meridian, Idaho County, Idaho

Non-Patented Tara Minerals Mining Claims to include:

Serial Number	Claim Name

IMC212769	TM #35
IMC212770	TM #36
IMC212771	TM #37
IMC212772	TM #38
IMC212773	TM #39

IMC212774	TM #40
IMC212775	TM #41
IMC212776	TM #42
IMC212777	TM #43
IMC212778	TM #44
IMC212779	TM #45
IMC212780	TM #46
IMC212781	TM #47
IMC212782	TM #48
IMC212783	TM #49
IMC212784	TM #50
IMC212785	TM #51
IMC212786	TM #52
IMC212804	TM #70
IMC212805	TM #71
IMC212806	TM #72
IMC212807	TM #73
IMC212808	TM #74
IMC212809	TM #75
IMC212810	TM #76
IMC212811	TM #77
IMC212812	TM #78
IMC212813	TM #79
IMC212814	TM #80
IMC212815	TM #81
IMC212816	TM #82
IMC212817	TM #83
IMC212818	TM #84
IMC212819	TM #85
IMC212820	TM #86
IMC212821	TM #87
IMC212822	TM #88
IMC212823	TM #89
IMC212845	TM #111
IMC212846	TM #112
IMC212847	TM #113
IMC212848	TM #114
IMC212849	TM #115

Schedule “B”